Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
 FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

It is hereby certified that:

1.	The name of the corporation (hereinafter called the “Corporation”) is FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

2.
This Amendment to the Certificate of Incorporation of the Corporation, recorded by the Secretary of State of the State of Delaware on September 17, 1997, is hereby amended by striking out the first paragraph of Article “FOURTH” thereof and by substituting in lieu of said first paragraph, the following new first paragraph of “FOURTH” Article:

“FOURTH:  The total number of shares of Capital Stock which the Corporation shall have authority to issue is 60,000,000 shares, of which 50,000,000 shares shall be Common Stock, par value $0.01 per share, and 10,000,000 shares shall be Preferred Stock, par value $0.01 per share.

3.
This Amendment to the Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	The effective time of this Amendment to the Certificate of Incorporation shall be the date of its filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Incorporation of Fusion Telecommunications International, Inc. as of November 25, 2014.

Fusion Telecommunications International, Inc

By:	/s/ Philip Turits
Philip Turits
Philip Turits, Secretary